CHYRON CORPORATION
5 Hub Drive
Melville, New York 11747

August 10, 2006

Mr. Kevin Prince
104 Pond Road
Wilston, CT 06897

Re: Change-in-Control Agreement

Dear Kevin:

The following sets out your agreement (the"Agreement") with Chyron Corporation (the "Company") with respect to severance payments to be paid to you if your termination of employment is "related to" a "Change-in-Control" and is either: (i) without "Cause," or (ii) a "Resignation with Good Reason" (collectively, a "Severance Event") (all as defined below). This Agreement replaces all severance benefits payable to you as a result of a Change-in-Control as previously set forth in any executive retention program maintained by the Company as of the date hereof.

  Severance Benefits.
    In the event of a Severance Event, the Company shall pay you severance equal to the following:   (i)an amount equal to your base salary for a 12 month period based on your base salary rate in effect immediately prior to a Change-in-Control (the "Severance Salary");  (ii) a bonus equal to the greater of (x) the bonus paid to you for the full fiscal year immediately prior to a Change-in-Control and (y) the bonus that you have accrued for the fiscal year in which the Change-in-Control has occurred, with such amount being annualized (the "Severance Bonus"); and (iii) an amount, grossed up for federal, state and local taxes, in lieu of one year of participation in the Company's life, long-term disability and health insurance plans, as described further below (the "Severance Benefits"). The payments are not subject to mitigation or any right of set-off. In addition you will be paid for accrued, but unused vacation time up to the Company's maximum permitted accrual of six weeks. Further, all unvested options shall immediately vest and the period to exercise all options held by you shall be the remaining term of each option regardless of any shorter periods provided for by the Stock Option Plan as a result of the termination of your employment.
    Following a Severance Event of the type described in (i) of the first paragraph above, that is, a severance without Cause, the Severance Salary shall be paid in even installments on a bi-weekly basis for a period of 12 months from your date of termination. Following a Severance Event of the type described in (ii) of the first paragraph above, that is, a severance based upon a Resignation for Good Reason, the Severance Salary shall be paid in even installments on a bi-weekly basis, over the shorter of the following periods: (a) a period of 12 months ending on or before a date 2 and 1/2 months after the end of your year of termination, or (b) if less than 12 months, a period from your date of termination to 2 and 1/2 months after the end of your year of termination. The Severance Bonus and Severance Benefits amounts shall be paid in a lump sum within two (2) business days from the date of your termination.
    Recognizing that such amount is subject to income and other taxes, the Severance Benefits payment shall include an amount equal to the amount of federal, state, and local income taxes that you incur as a result of the Severance Benefits payment or any additional tax gross-up payment on such payment. The Severance Benefits payment shall be equal to the sum of the Health Care Payment, the Life Insurance Payment and the Disability Insurance Payment, all as described below, plus the foregoing tax gross-up.
    The Health Care Payment is an amount equal to 12 times the monthly premium amount charged by the Company for COBRA continuation coverage under the health care option in which you are enrolled at the time of your Severance Event. To receive coverage under the Company's health insurance plans, you must elect to receive COBRA coverage and remit the appropriate payment to the Company as per the policy of the Company.
    The Company's group term life insurance policy provides you with $500,000 of coverage and, upon termination, offers you the opportunity to convert to Whole Life (subject to acceptance by the insurer). The Life Insurance Payment is an amount equal to 12 times the monthly premium for one of the following, as you elect: (i) a Whole Life conversion policy through the Company's group life insurer (subject to acceptance by the insurer); (ii) an existing life insurance policy or policies that you may currently have in place; or (iii) a new term life insurance policy. The Company will pay only that pro-rated portion of the premium that represents coverage equal to your coverage under the group life insurance plan as of the date of this Agreement, that is, $500,000.
    The Company's long-term disability insurance plan provides you with coverage of 60% of monthly earnings (but not more than $10,000, which amount may be reduced by deductible sources of income and disability earnings) after a 26 weeks elimination (waiting) period, and the insurer offers you a portable policy after termination. The Disability Insurance Payment is an amount equal to 12 times the monthly premium for one of the following, as you elect: (i) a portable long-term disability policy through the Company's insurer (subject to acceptance by the insurer); (ii) an existing long-term disability insurance policy or policies that you may currently have in place; or (iii) a new personal long-term disability insurance policy obtained through other than the Company's insurance policy. The Company will pay only that pro-rated portion of the premium that represents coverage equal to your coverage under the group long-term disability insurance plan as of the date of this Agreement.

    The Severance Salary, Severance Bonus and Severance Benefits provided hereunder as a result of a Severance Event described in clause (i) of the first paragraph of this letter, that is, a severance without "Cause", are intended to comply with the exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), for involuntary separation arrangements set forth in Proposed Treasury Regulation Section 1.409A-1(b)(9). Accordingly, with respect to severance without "Cause" and notwithstanding any other provision hereof, (i) no amount shall be payable to you hereunder in such event unless your termination of employment constitutes a separation from service within the meaning of Section 409A of the Code, (ii) the amount payable to you hereunder in such event shall not exceed two times the lesser of (A) your annual compensation (as defined in Treasury Regulation Section 1.415(d)(2)) for services provided to the Company as an employee for the calendar year preceding the calendar year in which such separation from service occurs, or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for such year, and (iii) no payment may be made to you hereunder in such event later than December 31 of the second calendar year following the calendar year in which such separation from service occurs.
    The Company shall indemnify you and hold you harmless, on an after-tax basis, from any taxes, costs, expenses, penalties, fines, interest or other liabilities that result from the application of Section 409A of the Code in connection with payments you receive under this Agreement, as long as you have complied with the terms of this Agreement. Any such payments made under this Section shall be made on a grossed-up basis.

  Definitions. The defined terms used herein have the following meanings:
    "Cause" means that you (i)  are convicted of a felony crime;  (ii) willfully commit any act or willfully omit to take any action in bad faith and to the material detriment of the Company;  (iii) commit an act of active and deliberate fraud against the Company; or  (iv) materially breach any term of the Agreement or any written policy of the Company which could expose the Company to significant damages (including, but not limited to breach of the Company's anti-discrimination or harassment policies) and fail to correct such breach within ten (10) days after written notice thereof.
    "Change-in-Control" means  (i) the acquisition, directly or indirectly, by any individual, entity or group, or a Person (within the meaning of Section 13 (d) (3) or 14 (d) (2) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) of ownership of 30% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities");  (ii) individuals who, as the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;  (iii) approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (x) more than 50% of, respectively, the then outstanding shares of common stock of the Company resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (y) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;  (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or (v)  approval by the stockholders of the Company of the sale or other disposition of all or substantially all of the assets of the Company.

    "Related to" a "Change-in-Control" means the reason for your termination of employment is the Change-in-Control or a reason connected with the Change-in-Control regardless of whether the decision to terminate your employment and/or the effective date of your termination is prior to or after the effective date of the Change-in-Control. However, if the effective date of the termination of employment is eighteen months (18) or more after the effective date of a Change-in-Control, the termination of employment will be deemed to be unrelated to the Change-in-Control.
    "Resignation with Good Reason" means you giving notice of your resignation as a result of (i) a reduction in your base salary or the cap on your incentive pay; (ii) the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities which result in a diminution in such position, authority, duties or responsibilities, whether immediately prior to or after the occurrence of a Severance Event, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you; (iii) the taking of any action by the Company which would adversely affect your participation in, or materially reduce your benefits under any plans, including incentive pay plans or programs, offered by the Company prior to the Severance Event; or (iv) in the event of and after the occurrence of a Severance Event, the Company's requiring you to be based at any office or location other than in New York City or Long Island.

  Delayed Payment Under Section 409A. Notwithstanding anything in Section 1 to the contrary, in the event that you become entitled to payment of cash compensation under Section 1 that is not exempt from the requirements of Section 409A of the Internal Revenue Code of 1986 (the "Code"), as amended, (i) if you are considered to be a "key employee" for purposes of Section 409A with respect to such payment, then (A) payment shall not commence until the end of the six (6) month period beginning on your "separation from service date" (within the meaning of Section 409A of the Code) and (B) the aggregate amount of payments that would have been made during such six (6) month period but for the application of this Section 3 will be paid in a lump sum at the end of such period; or (ii) if you are not a "key employee," then payment shall not commence until you have incurred a separation from service within the meaning of Section 409A of the Code.

  Golden Parachute Excise Tax.
    Limitation or Additional Payment. In the event that any portion of the payments and benefits provided to you under this Agreement and any other payments and benefits under any other agreement with or plan of the Company (in the aggregate, "Total Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Excise Tax"), then (4.1.1) or (4.1.2) below shall apply:
      In the event that the Total Payments (without regard to this Section 4) do not exceed 115% of the maximum amount that could be paid to you without becoming subject to the Excise Tax, then notwithstanding anything in this Agreement to the contrary the amount payable to you under Section 1 above shall be reduced such that the value of the aggregate Total Payments that you are entitled to receive shall be one dollar ($1) less than such maximum amount.
      In the event that the Total Payments (without regard to this Section 4) exceed 115% of the maximum amount that could be paid to you without becoming subject to the Excise Tax, then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount that will place you in substantially the same after-tax economic position that you would have enjoyed if the Excise Tax had not applied to the Total Payments.

    Determination by Accounting Firm. Subject to the provisions of Section 4.3 below, all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditors or such other certified public accounting firm reasonably acceptable to you as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and you. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to you not later than the due date for the payment of any Excise Tax. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4.3 and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for your benefit.
    Company's Right to Contest Excise Tax. You agree to notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you agree to:
      give the Company any information reasonably requested by the Company relating to such claim, take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
      cooperate with the Company in good faith in order to effectively contest such claim, and permit the Company to participate in any proceedings relating to such claim.

    Without limitation on the foregoing provisions of this Section 4.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim. The Company may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an after-tax and interest-free basis (the "Advance"). The Company's control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or other taxing authority. If the Company does not timely notify you in writing of its desire to contest the claim, the Company shall pay you an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and you agree to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.

    Repayment to the Company. If, after your receipt of an Advance pursuant to Section 4.3, you become entitled to receive any refund with respect to the claim to which the Advance relates, you shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after your receipt of an Advance pursuant to Section 4.3, a determination is made that you are not entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the Advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset the amount of the additional Gross-Up Payment then required to be paid to you.
    Further Assurances. The Company shall indemnify you and hold you harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("Losses") incurred by you with respect to the exercise by the Company of any of its rights under Section 4, including, without limitation, any Losses related to the Company's decision to contest a claim or any imputed income to you resulting from any Advance or action taken on your behalf by the Company pursuant to this Section 4. The Company shall pay all legal fees and expenses incurred under this Section 4 and shall promptly reimburse you for the reasonable expenses you incurred in connection with any actions taken by the Company or required to be taken by you under this Section 4. The Company also shall pay all of the fees and expenses of the Accounting Firm.

  Term. This Agreement shall continue in effect until your employment with the Company is terminated.

  Miscellaneous.

    This Agreement sets forth the entire agreement between the parties hereto as to the subject matter herein, and cannot be amended, modified or terminated except by an agreement in writing executed by the parties hereto. Notwithstanding the foregoing, the Company may amend this Agreement, without your consent, in such manner as the Company may determine, in its sole discretion, to be necessary for such Agreement to comply with, or be exempt from, Section 409A. Any such amendment shall be delivered to you promptly upon adoption."
    In the event that any provision of this Agreement is invalid, illegal or unenforceable, the remainder of hereof shall be construed without taking into effect such invalid, illegal or unenforceable provision.
    This Agreement shall be governed by the laws of the State of New York without regard to the principles of the conflicts of laws of such state.
    This Agreement may be executed in several counterparts or by separate instruments and by facsimile transmission and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.
    In the event you bring any action or proceeding to enforce your rights under this Agreement, the Company shall be required to reimburse you the reasonable fees and costs of your counsel in the event you prevail in such action or proceeding.
    This Agreement shall be assumed by all successors in interest to the Company.

Please acknowledge your acceptance of this Agreement by signing and dating below.

Very truly yours,
Chyron Corporation

	By:	/s/ Michael Wellesley-Wesley
	Name:	Michael Wellesley-Wesley
	Title:	CEO and President

AGREED TO AND ACCEPTED
this 10th day of August, 2006
/s/ Kevin Prince
Kevin Prince